                                                                   Exhibit 99


[Solutia Inc. logo]


                             FOR IMMEDIATE RELEASE

                             --------------------------------------------------

                    Contact: Investor Relations - Liesl Livingston 314-674-7777
                             Media - Glenn Ruskin 202-822-1692




                           SOLUTIA REPORTS FIRST

                     QUARTER LOSS OF 16 CENTS PER SHARE

                        FROM CONTINUING OPERATIONS,

                      INCLUDING 8 CENTS OF NET CHARGES


QUARTERLY SUMMARY

o SALES 15% ABOVE FIRST QUARTER 2002; 6% ABOVE FOURTH QUARTER 2002
o SUCCESSFUL CLOSURE OF THE RESINS, ADDITIVES AND ADHESIVES DIVESTITURE
o DEBT DECREASED BY $341 MILLION, TO $856 MILLION
o COST REDUCTIONS INITIATED


SALES SUMMARY

FROM CONTINUING OPERATIONS ($M)

                                            SALES            CHANGE FROM          CHANGE FROM
                                            1Q 2003          1Q 2002              4Q 2002
                                            -------          -------              -------
Performance Products and Services           $243             +8%                  +6%

Integrated Nylon                            $353             +19%                 +6%

Total Net Sales                             $596             +15%                 +6%



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

         ST. LOUIS, Apr. 24, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE:SOI) today reported a first quarter loss from continuing operations of $17 million, or 16 cents per share, on net sales of $596 million. This compares to income from continuing operations for the first quarter of 2002 of $4 million, or 4 cents per share, on net sales of $520 million.


         Solutia's continuing operations for the first quarter versus the year-ago period were negatively impacted by elevated raw material and energy costs, increased interest expense and lower equity earnings from joint ventures, offset to some extent by higher sales prices, increased sales volumes and favorable exchange rate fluctuations.


         The first quarter net loss included net charges of approximately
$9 million aftertax resulting from several events. The Company eliminated approximately 170 positions during the quarter, incurring severance charges of $7 million aftertax. The Flexsys and Astaris joint ventures, in which the Company has a fifty percent ownership stake, incurred restructuring charges during the quarter related to asset impairments and severance charges. Solutia's share of these charges was approximately $5 million aftertax.
In addition, Solutia realized a benefit of $3 million aftertax related to the recovery of certain receivables, established prior to 1997, which had previously been written off.


         "During the quarter, Solutia's businesses showed considerable improvements in volume growth both sequentially and on a year-over-year basis. However, we continued to be adversely impacted by the weakened state of the global economy and the dramatic rise in raw material and energy costs due to the war in Iraq and a declaration of force majeure by certain suppliers of propylene, a key raw material for Solutia," said Chairman and Chief Executive Officer John Hunter. "We continue to take the actions necessary to offset these circumstances, such as reducing our cost to operate as well as passing along price increases in many of our business lines," Hunter said.


         Hunter further noted, "Solutia and many of its peer companies continue to experience a difficult operating environment highlighted by a continued weakness in the manufacturing sector, underutilization of assets, intense competitive pricing pressure, and raw material and energy costs that are not indicative of current supply and demand dynamics. We continue to prudently manage our businesses so we are positioned to benefit from an improvement in the global economy."

RESULTS FROM CONSOLIDATED OPERATIONS

         Solutia reported a consolidated net loss of $19 million, or 18 cents per share, for the first quarter of 2003 versus a consolidated net loss of $153 million, or $1.46 per share, for the first quarter of 2002. Consolidated earnings for the first quarter of 2003 included a net loss of $2 million from the results of the Resins, Additives and Adhesives businesses, which are presented as discontinued operations. Consolidated earnings for the first quarter of 2002 included a $167 million charge associated with the adoption of the goodwill and intangible asset accounting standard, a gain of $3 million aftertax from the sale of Solutia's interest in the Advanced Elastomer Systems joint venture and net income of $10 million from the results of discontinued operations.


SEGMENT DATA

         Performance Products and Services net sales for the first quarter of 2003 increased $19 million compared to the same period of 2002 primarily due to stronger foreign currencies, slightly higher volumes and better average selling prices. Net sales increased in the Performance Films product lines and Pharmaceutical Services on a quarter-over-quarter basis primarily because of strengthened foreign currencies. Net sales increased in Industrial Products product lines on a quarter-over-quarter basis because of higher average selling prices, higher volumes and strengthening foreign currencies.


         Performance Products and Services profitability in the quarter decreased $4 million versus the prior-year quarter. This was primarily due to severance charges incurred in the first quarter, unfavorable manufacturing variances and higher raw material and energy costs, which were partially offset by higher net sales.


         Integrated Nylon's net sales for the first quarter of 2003 increased $57 million compared to the first quarter of 2002 driven by improved prices and volumes. First quarter price increases occurred principally in Nylon intermediate chemicals. While the Company announced price increases in Nylon carpet fibers during the quarter, they were not effective until April 1.

Sales volumes were up in most segments and included benefits from reintegrating the marketing responsibilities for nylon molding resins. These activities were previously performed under a marketing alliance with Dow Plastics, a business unit of Dow Chemical.


         Integrated Nylon's segment profitability decreased $18 million over the prior year quarter. This was primarily due to approximately $60 million of higher raw material and energy costs and severance charges incurred in the quarter, which were partially offset by higher net sales and favorable manufacturing variances.


RESULTS FROM DISCONTINUED OPERATIONS

         For discontinued operations, Solutia reported a first quarter net loss of $2 million, or 2 cents per share, inclusive of a $24 million pretax gain from the sale of the Resins, Additives and Adhesives businesses.
Interest expense associated with debt that was paid down with the transaction proceeds was allocated to discontinued operations, totaling
$24 million pretax for the first quarter of 2003. Net income from discontinued operations for the first quarter of 2002 was $10 million, or 9 cents per share.


CASH FLOW

         Cash used in operations was $35 million in the first quarter of 2003 compared to $14 million in the first quarter of 2002, for continuing operations. Solutia reported negative free cash flow (cash flow from operations less capital expenditures as presented on the statement of cash flows) of $75 million for the first quarter, after funding $40 million of capital expenditures. Capital expenditures in the first quarter of 2003 included the $32 million purchase of the cogeneration facility at the Pensacola manufacturing site, as required by Solutia's credit facility. This compares to negative free cash flow of $25 million in the first quarter of 2002, after funding $11 million of capital expenditures. The decrease in free cash flow was principally due to a $60 million income tax refund received in 2002, higher capital expenditures and lower earnings, partially offset by working capital improvements.


DEBT REDUCTION

         In the first quarter of 2003, Solutia reduced its debt by approximately $341 million from fourth quarter 2002 levels to $856 million by using proceeds from the sale of the Resins, Additives and Adhesives businesses. The Company paid down the remaining $275 million under the term loan as well as the majority of its borrowings under the $300 million revolving credit facility.


ENVIRONMENTAL REMEDIATION

         Solutia awaits approval of the consent decree between the Company and the Environmental Protection Agency relating to remediation in the Anniston, Alabama community. If the necessary regulatory and judicial approvals are obtained for the consent decree, the Company expects to incur an additional charge of approximately $30 million. This charge will increase its environmental reserves to primarily reflect the agreement to expedite the cleanup of residential properties in Anniston that contain PCB levels of 1 ppm or greater.

SECOND QUARTER OUTLOOK

         For the second quarter, we expect global economies to experience greater stability and are cautiously optimistic about signs of a recovery in the manufacturing sector. We expect the improved volume trend experienced in the first quarter to continue and anticipate improvements in pricing from our fully implemented price increases. We believe feedstock and energy costs will remain at the current elevated levels given the continued uncertainty in these markets. As we continue to focus on cost control, the Company will be taking further restructuring actions, incurring severance charges currently estimated to be $3 million aftertax in the second quarter. Including this charge, Solutia expects results in the second quarter to range from a breakeven position to a 5 cent loss.

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements regarding future sales, earnings and pricing. These statements are based on current expectations, but results may differ materially, depending on such important factors as world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy pricing or shortages, currency fluctuations, success in implementing pricing actions and managing spending, operating rates, exposure to product liability and other litigation costs, environmental remediation, cost of debt, geopolitical instability and other factors identified in Solutia's Annual Report on Form 10-K for the period ended December 31, 2002. This report is filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.


CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia...Solutions For A Better Life.

CONFERENCE CALL

         Solutia will host a conference call on Friday, April 25, 2003 at 9 a.m. Central Time to discuss its performance. The call will be simulcast on Solutia's homepage at, http://www.solutia.com/pages/corporate/investors/investor_relations.asp under the presentations and speeches tab. The call will be available to investors on the Internet site for approximately five days following the call.

                                    -oOo-


SOURCE: SOLUTIA INC.


St. Louis
Date 4/24/03



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
                               Solutia Inc.
                      Statement of Consolidated Loss
             (Dollars in millions, except per share amounts)
                                Unaudited


                                                    Three Months Ended
                                                         March 31,
                                                  -----------------------
                                                    2003           2002
                                                  --------       --------
Net Sales                                         $    596       $    520
Cost of Goods Sold                                     527            433
                                                  --------       --------
Gross Profit                                            69             87

Marketing Expenses                                      39             35
Administrative Expenses                                 30             32
Technological Expenses                                  12             11
Amortization Expense                                     1              1
                                                  --------       --------

Operating Income (Loss)                                (13)             8

Equity Earnings (Loss) from Affiliates,
  net of tax                                            (2)             8
Interest Expense                                       (23)           (19)
Other Income - Net                                       7              7
                                                  --------       --------
Income (Loss) Before Income Taxes                      (31)             4

Income Taxes (Benefit)                                 (14)             -
                                                  --------       --------

Income (Loss) Before Discontinued Operations
  and Cumulative Effect of Change
  in Accounting Principle                              (17)             4

Income (Loss) from Discontinued
  Operations, net of tax                                (2)            10

Cumulative Effect of Change in Accounting
  Principle, net of tax                                  -           (167)
                                                  --------       --------

Net Loss                                               (19)          (153)
                                                  ========       ========

Loss Per Share                                    $  (0.18)      $  (1.46)
                                                  --------       --------

Weighted Average Equivalent Shares                   104.7          105.1
                                                  --------       --------

                               Solutia Inc.
                               Segment Data
                          (Dollars in millions)
                                Unaudited

                                                    Three Months Ended
                                                         March 31,
                                                  -----------------------
                                                    2003           2002
                                                  --------       --------
                                                     Net            Net
Segment:                                            Sales          Sales
                                                  --------       --------
   Performance Products and Services              $    243       $    224
   Integrated Nylon                                    353            296
                                                  --------       --------
Consolidated Totals                               $    596       $    520
                                                  --------       --------

Segment:                                           Profit         Profit
                                                  --------       --------
   Performance Products and Services (a)          $     17       $     21
   Integrated Nylon (b)                                (11)             7
                                                  --------       --------
Segment Totals                                           6             28
Corporate Expenses (c)                                 (15)           (17)
Equity Earnings (Loss)
   from Affiliates, net of tax (d)                      (3)             8
Interest Expense                                       (23)           (19)
Other Income - Net (e), (f)                              4              4
                                                  --------       --------
Income (Loss) Before Income Taxes                 $    (31)      $      4
                                                  --------       --------

(a) Performance Products and Services profit for period ended March 31, 2003, includes severance charges related to workforce reductions
    ($6 million pretax).
(b) Integrated Nylon loss for the period ended March 31, 2003, includes severance charges related to workforce reductions ($3 million pretax).
(c) For the period ended March 31, 2003, corporate expenses include severance charges related to workforce reductions ($2 million pretax).
(d) For the period ended March 31, 2003, amount includes impairment charges to write down production assets to fair value at Flexsys' facility in Nitro, West Virginia, and severance charges related to workforce reductions at Flexsys and Astaris ($5 million pretax).
(e) For the period ended March 31, 2003, amount includes a gain related to the recovery of certain receivables, established prior to 1997, which had previously been written off ($4 million pretax).
(f) For the period ended March 31, 2002, the Company recorded a gain resulting from the sale of its 50 percent interest in the Advanced Elastomer Systems joint venture ($5 million pretax).



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

                                 Solutia Inc.
                 Statement of Consolidated Financial Position
                            (Dollars in millions)
                                  Unaudited


                                                   Mar. 31,         Dec. 31,
                                                     2003             2002
                                                  ----------       ----------
ASSETS
Current Assets:
   Cash and cash equivalents                      $       17       $       17
   Receivables and prepaids                              423              384
   Deferred income tax benefit                           131              108
   Inventories                                           270              262
   Assets of Discontinued Operations                       -              636
                                                  ----------       ----------
      Total Current Assets                               841            1,407
                                                  ----------       ----------

Net Property, Plant and Equipment                        944              930
Investments in Affiliates                                234              232
Goodwill                                                 146              144
Identified Intangible Assets, net                         66               66
Long-term Deferred Income Tax Benefit                    229              290
Other Assets                                             301              273
                                                  ----------       ----------
Total Assets                                      $    2,761       $    3,342
                                                  ----------       ----------

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
   Accounts payable                               $      241       $      234
   Accrued liabilities                                   378              449
   Short-term debt                                         6              358
   Liabilities of Discontinued Operations                  -              165
                                                  ----------       ----------
      Total Current Liabilities                          625            1,206
                                                  ----------       ----------

Long-Term Debt                                           850              839
Postretirement Liabilities                             1,157            1,164
Other Liabilities                                        361              382
Shareholders' Deficit:
   Common stock                                            1                1
   Additional contributed capital                         19               19
   Treasury stock                                       (251)            (251)
   Net deficiency of assets at spin                     (113)            (113)
   Accumulated other comprehensive loss                 (109)            (146)
   Reinvested earnings                                   221              241
                                                  ----------       ----------
      Total Shareholders' Deficit                       (232)            (249)

                                                  ----------       ----------
Total Liabilities and Shareholders' Deficit       $    2,761       $    3,342
                                                  ----------       ----------



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

                                             Solutia Inc.
                                 Statement of Consolidated Cash Flows
                                        (Dollars in millions)
                                              Unaudited

                                                                               Three Months Ended
                                                                                    March 31,
                                                                             -----------------------
                                                                               2003           2002
                                                                             --------       --------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net loss                                                                     $    (19)      $   (153)
Adjustments to reconcile to Cash From Operations:
        Cumulative effect of change in accounting principle                         -            167
        Depreciation and amortization                                              34             34
        (Income) loss from discontinued line of business, net of tax                2            (10)
        Amortization of deferred credits                                           (3)            (3)
        Amortization of deferred debt issuance costs and debt discount              4              3
        Restructuring expenses and other special items                             12              -
        Net pretax gains from asset disposals                                       -             (5)
        Changes in assets and liabilities:
            Income and deferred taxes                                             (15)            63
            Trade receivables                                                     (41)           (28)
            Inventories                                                            (8)            (9)
            Accounts payable                                                        7             (1)
            Other assets and liabilities                                           (8)           (72)
                                                                             --------       --------
Cash Used in Continuing Operations                                                (35)           (14)
                                                                             --------       --------
Cash Provided by (Used in) Discontinued Operations                                (11)             5
                                                                             --------       --------
Cash Used in Operations                                                           (46)            (9)
                                                                             --------       --------

Investing Activities:
  Property, plant and equipment purchases                                         (40)           (11)
  Property disposals and investment proceeds                                        -             98
                                                                             --------       --------
Cash Provided by (Used in) Investing Activities - Continuing Operations           (40)            87
                                                                             --------       --------
Cash Provided by (Used in) Investing Activities - Discontinued Operations         482             (2)
                                                                             --------       --------
Cash Provided by Investing Activities                                             442             85
                                                                             --------       --------

Financing Activities:
  Net change in short-term debt obligations                                      (352)           (81)
  Common stock issued under employee stock plans                                    -              1
  Other financing activities                                                      (39)             -
                                                                             --------       --------
Cash Used in Financing Activities - Continuing Operations                        (391)           (80)
                                                                             --------       --------
Cash Used in Financing Activities - Discontinued Operations                        (5)             -
                                                                             --------       --------
Cash Used in Financing Activities                                                (396)           (80)
                                                                             --------       --------

Increase (Decrease) in Cash and Cash Equivalents                                    -             (4)

Cash and Cash Equivalents:
Beginning of Year                                                                  17             23
                                                                             --------       --------
End of Period                                                                $     17       $     19
                                                                             --------       --------


Free Cash Flow Reconciliation:
Cash Used in Continuing Operations                                                (35)           (14)
Less: Property, plant and equipment purchases                                      40             11
                                                                             --------       --------
Free Cash Flow                                                               $    (75)      $    (25)
                                                                             --------       --------